Exhibit 4
The Street.com, Inc.
INVESTOR RIGHTS AGREEMENT
November 15, 2007

INVESTOR RIGHTS AGREEMENT
     THIS INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of November 15, 2007, by and among TheStreet.com, Inc., a Delaware corporation (the “Company”), TCV VI, L.P., a Delaware limited partnership (“TCV VI”), and TCV Member Fund, L.P., a Delaware limited partnership (“TCV Member Fund” and, together with TCV VI, the “Investors”). Capitalized terms used but not defined elsewhere herein are defined in Section 1.
RECITALS
     1. The Company has entered into a Securities Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), with each of the Investors pursuant to which the Company has sold to the Investors, and the Investors have purchased from the Company, (i) shares of the Company’s Series B Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), which is convertible into shares of the company’s common stock, par value $0.01 per share (“Common Stock”), and (ii) warrants to purchase Common Stock (the “Warrants”).
     2. As a condition to each of the Investors’ obligations under the Purchase Agreement, the Company and the Investors will enter into this Agreement for the purpose of granting certain registration and other rights to the Investors, as well as imposing certain restrictions on the ability of the Investors to Transfer their Shares.
     NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:
     SECTION 1. Certain Definitions. As used in this Agreement, the capitalized terms identified in the Preamble and the Recitals shall have the meanings identified therein and the following terms shall have the following respective meanings:
          “Agreement” shall have the meaning set forth in the Preamble hereof.
          “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.
          “Common Stock” shall have the meaning set forth in the Recitals hereof.
          “Company” shall have the meaning set forth in the Preamble hereof.
          “Company Indemnified Parties” shall have the meaning set forth in Section 10(a) hereof.
          “Demand Notice” shall have the meaning set forth in Section 5(a) hereof.

          “Demand Shelf Registration” shall have the meaning set forth in Section 5(a) hereof.
          “Effectiveness Period” shall have the meaning set forth in Section 5(b) hereof.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.
          “Holder” shall mean (i) any Investor holding Registrable Securities and (ii) any general or limited partner of an Investor or other Person to whom the rights under this Agreement have been transferred in accordance with Section 13 hereof.
          “Holder Indemnified Parties” shall have the meaning set forth in Section 10(b) hereof.
          “Indemnified Party” shall have the meaning set forth in Section 10(c) hereof.
          “Indemnifying Party” shall have the meaning set forth in Section 10(c) hereof.
          “Investors” shall have the meaning set forth in the Preamble hereof.
          “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other legal entity, or any government or governmental agency or authority.
          “Purchase Agreement” shall have the meaning set forth in the Recitals hereof.
          “register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.
          “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 5 and 6 hereof, including, without limitation, all registration, qualification, listing and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration, provided, however, that Registration Expenses shall not be deemed to include any Selling Expenses.
          “Registrable Securities” shall mean (i) any shares of Common Stock paid as a dividend on Series B Preferred Stock or issuable upon conversion of the Series B Preferred Stock, (ii) any shares of Common Stock issuable upon exercise of the Warrants and (iii) any securities issued or issuable in respect of the securities described in clauses (i) and (ii) above upon any stock split, stock dividend, recapitalization or similar event; provided, however, that such securities shall only be treated as Registrable Securities until the earliest of: (w) the date on which such security has been registered under the Securities Act and disposed of in accordance with an effective Registration Statement relating thereto; (x) the date on which such security has been publicly sold pursuant to Rule 144; (y) the date on which all Registrable Securities owned by the Holder thereof may be resold without volume restrictions during any and all three-month periods pursuant to Rule 144; or (z) the date on which such security is transferred in a transaction pursuant to which the registration rights are not also assigned in accordance with Section 13 hereof.
          “Restricted Securities” shall mean the Shares required to bear the first legend set forth in Section 3 hereof.
          “Rule 144” shall mean Rule 144 promulgated under the Securities Act and any successor provision.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
          “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders, as well as all fees and expenses incurred by the Holders in connection therewith (including, without limitation, all fees and expenses of their counsel).
          “Series B Preferred Stock” shall have the meaning set forth in the Recitals hereof.
          “Shares” shall mean all shares of Series B Preferred Stock purchased by the Investors pursuant to the Purchase Agreement, all shares of Series B Preferred Stock issued to the Investors as dividends, the Warrants, all shares of Common Stock issuable upon exercise of the Warrants and all shares of Common Stock issued or issuable in respect of the foregoing.
          “Shelf Registration” shall mean a Demand Shelf Registration or a Subsequent Shelf Registration, as applicable.
          “Subsequent Holder Notice” shall have the meaning set forth in Section 5(e) hereof.
          “Subsequent Shelf Registration” shall have the meaning set forth in Section 5(c) hereof.
          “TCV VI” shall have the meaning set forth in the Preamble hereof.
          “TCV Member Fund” shall have the meaning set forth in the Preamble hereof.
          “Transfer” shall mean (i) any offer, pledge, sale, contract to sell, assignment, distribution, encumbrance, sale or purchaser of any option or contract to sell or purchase or loan or other disposition or transfer, (ii) the entering into or establishment of any arrangement constituting a “put equivalent position,” as defined by Rule 16a-1(h) promulgated under the Exchange Act, (iii) the entering into of any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Registrable Securities, whether any such swap or transaction is to be settled by delivery of

Common Stock or other securities, in cash or otherwise, or (iv) the announcement of any intent to do any of the foregoing.
          “Warrants” shall have the meaning set forth in the Recitals hereof.
     SECTION 2. Transfer Restrictions. Until the date that is 180 days after the date of this Agreement, the Investors shall not Transfer any Shares without the prior written consent of the Company. In any event, the Shares shall not be Transferred except upon the conditions specified in Section 4, which conditions are intended to ensure compliance with the provisions of the Securities Act. (It is understood and agreed that nothing in this Section 2 will limit any restrictions on Transfer of any Shares to which the Investors have otherwise agreed.)
     SECTION 3. Restrictive Legend. Each certificate representing the Shares (unless otherwise permitted by the provisions of Section 4 below) shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. SUCH SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER OR AN EXEMPTION FROM SUCH REGISTRATION.”
          In addition, for so long as the Shares are subject to the restrictions set forth in the first sentence of Section 2, each certificate representing the Shares shall be stamped or otherwise imprinted with a legend in the following form:
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN AN INVESTOR RIGHTS AGREEMENT. THE COMPANY WILL MAIL TO THE HOLDER OF THIS CERTIFICATE A COPY OF SUCH INVESTOR RIGHTS AGREEMENT, AS IN EFFECT ON THE DATE OF MAILING, WITHOUT CHARGE, PROMPTLY AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR.”
          In addition, each certificate representing Common Stock issuable upon conversion of the Series B Preferred Stock shall be stamped or otherwise imprinted with a legend in the following form:
“THIS CERTIFICATE ALSO EVIDENCES AND ENTITLES THE HOLDER HEREOF TO CERTAIN RIGHTS AS SET FORTH IN THE RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE RIGHTS AGENT THEREUNDER (THE “RIGHTS AGREEMENT”), THE TERMS OF WHICH ARE HEREBY INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY. UNDER CERTAIN CIRCUMSTANCES, AS SET FORTH IN THE RIGHTS

AGREEMENT, SUCH RIGHTS WILL BE EVIDENCED BY SEPARATE CERTIFICATES AND WILL NO LONGER BE EVIDENCED BY THIS CERTIFICATE. THE COMPANY WILL MAIL TO THE HOLDER OF THIS CERTIFICATE A COPY OF THE RIGHTS AGREEMENT, AS IN EFFECT ON THE DATE OF MAILING, WITHOUT CHARGE, PROMPTLY AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR. UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS ISSUED TO, OR HELD BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON OR ANY AFFILIATE OR ASSOCIATE THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT), WHETHER CURRENTLY HELD BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, MAY BECOME NULL AND VOID.”
          Each Investor consents to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in Section 2.
     SECTION 4. Notice of Proposed Transfers. Each Holder shall comply in all respects with the provisions of this Section 4. Prior to any proposed Transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed Transfer, a Holder shall give written notice to the Company of such Holder’s intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and shall be accompanied by either (a) an opinion of legal counsel reasonably satisfactory to the Company to the effect that the proposed Transfer of the Restricted Securities may be effected without registration under the Securities Act, (b) a “no action” letter from the Commission to the effect that the Transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto or (c) any other evidence reasonably satisfactory to counsel to the Company, whereupon such Investor shall be entitled to Transfer such Restricted Securities in accordance with the terms of the notice delivered by such Investor to the Company. Notwithstanding the foregoing, in the event a Holder shall give the Company a representation letter containing such representations as the Company shall reasonably request, the Company will not require such a notice or legal opinion or “no action” letter or such other evidence (x) in any transaction in compliance with Rule 144, (y) in any transaction in which a Holder that is a corporation distributes Restricted Securities solely to its majority owned subsidiaries or Affiliates for no consideration or (z) in any transaction in which a Holder that is a partnership or limited liability company distributes Restricted Securities solely to its Affiliates (including affiliated fund partnerships), or partners or members of such Holder or its Affiliates for no consideration. Each certificate evidencing the Restricted Securities transferred shall bear the appropriate restrictive legend set forth in Section 3 above, except that such certificate shall not bear the first such restrictive legend if such legend is not required in order to establish compliance with any provisions of the Securities Act and such certificate shall not bear the second such restrictive legend after the date that is 180 days after the date of this Agreement. Upon the request of a Holder of a certificate bearing the first such restrictive legend and, if necessary, the appropriate evidence as required by clause (a), (b) or (c) of the third sentence of this Section 4, the Company shall remove the first such restrictive legend from such certificate if such legend is not required in order to establish compliance with any provisions of the Securities Act. Upon the request of a Holder of a certificate bearing the second such restrictive legend, the Company shall remove the second such restrictive legend from such certificate after the date that is 180 days after the date of this Agreement.
     SECTION 5. Demand Registration.
          (a) Upon written notice (a “Demand Notice”) on one occasion by Holders owning a majority of the then outstanding Registrable Securities on or after the date that is 120 days after the date of this Agreement, the Company shall file a registration statement covering the sale or distribution by the Holders, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, including without limitation, by way of underwritten offering, block sale or other distribution plan designated by the Holders of a majority of the Registrable Securities from time to time, of all of the Registrable Securities requested to be registered in the Demand Notice on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by such Holders in accordance with any reasonable method of distribution elected by the Holders) (the “Demand Shelf Registration”) within 30 days after the date of the Demand Notice and shall use its reasonable best efforts to cause such Shelf Registration to be declared effective by the Commission as promptly as possible after the filing thereof, but in any event within 90 days after the date such Shelf Registration is filed.
          (b) Once declared effective, the Company shall, subject to Section 9(j), use its reasonable best efforts to cause the Demand Shelf Registration to be continuously effective until the earlier of (i) such time as there are no longer any Registrable Securities or (ii) such as all Registrable Securities can be resold without restriction as to volume in any and all three month periods under Rule 144 (the “Effectiveness Period”).
          (c) If any Shelf Registration ceases to be effective under the Securities Act for any reason at any time during the Effectiveness Period, the Company shall use its reasonable best efforts to promptly cause such Shelf Registration to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration), and in any event shall use its reasonable best efforts to, within 30 days of such cessation of effectiveness, amend such Shelf Registration in a manner reasonably expected to obtain the withdrawal of any order suspending the effectiveness of such Shelf Registration or (ii) at the option of the Company, file an additional registration statement (a “Subsequent Shelf Registration”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Holders thereof of all securities that are Registrable Securities as of the time of such filing. If a Subsequent Shelf Registration is filed, the Company shall use its reasonable best efforts to (x) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after such filing, but in no event later than the date that is 90 days after such Subsequent Shelf Registration is filed and (y) keep such Subsequent Shelf Registration (or another Subsequent Shelf Registration) continuously effective until the end of the Effectiveness Period. Any such Subsequent Shelf Registration shall be a Registration Statement on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by such Holders in accordance with any reasonable method of distribution elected by the Holders.
          (d) The Company shall supplement and amend any Shelf Registration if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration if required by the Securities Act or as reasonably requested by the Holders covered by such Shelf Registration.
          (e) If a person becomes a Holder of Registrable Securities after the Shelf Registration becomes effective under the Securities Act, the Company shall, as promptly as is reasonably practicable following delivery of written notice to the Company of such person becoming a Holder and requesting for its name to be included as a selling securityholder in the prospectus related to the Shelf Registration (a “Subsequent Holder Notice”), and in any event within 15 days after such date:
               (i) if required and permitted by applicable law, file with the Commission a supplement to the related prospectus or a post-effective amendment to the Shelf Registration and any necessary supplement or amendment to any document incorporated therein by reference and file any other required document with the Commission so that such Holder is named as a selling securityholder in a Shelf Registration and the related prospectus in such a manner as to permit such Holder to deliver a prospectus to purchasers of the Registrable Securities in accordance with applicable law; provided, however, that if a post-effective amendment is required by the rules and regulations of the Commission in order to permit resales by such Holder, the Company shall not be required to file more than one post-effective amendment or a supplement to the related prospectus for such purpose in any 60-day period;
               (ii) if, pursuant to Section 5(e)(i), the Company shall have filed a post-effective amendment to the Shelf Registration, the Company shall use its reasonable best efforts to cause such post-effective amendment to become effective under the Securities Act as promptly as is reasonably practicable, but in any event by the date that is 60 days after the date such post-effective amendment is required by this Section 5(e) to be filed; and
               (iii) the Company shall notify such Holder as promptly as is reasonably practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to clause (i) above.
          (f) If a Demand Notice delivered in accordance with Section 5(a) specifies that the sale of the Registrable Securities is intended to be conducted through an underwritten offering, the Holders of a majority of Registrable Securities included in such Demand Notice shall have the right to select the managing underwriter or underwriters to administer the offering; provided, however, that such managing underwriter or underwriters shall be reasonably acceptable to the Company. The Holders of Registrable Securities included in such Demand Notice and the Company shall enter into an underwriting agreement in such customary form as shall have been negotiated and agreed to by the Company with the underwriter or underwriters selected for such underwriting.

          (g) Notwithstanding any other provision of this Section 5, if the managing underwriter or underwriters of a proposed underwritten offering of the Registrable Securities advise the Board of Directors of the Company that in its or their opinion the number of Registrable Securities requested to be included in such Shelf Registration and all other securities proposed to be sold in the offering contemplated thereby exceeds the number which can be sold in such underwritten offering in light of market conditions, the Registrable Securities and such other securities to be included in such underwritten Shelf Registration shall be allocated, (i) first, up to the total number of securities the Holders have requested to be included in such Shelf Registration (pro rata based upon the number of securities that each of them shall have requested to be included in such offering), (ii) second, and only if all the Registrable Securities referred to in clause (i) have been included, up to the total number of securities that the holders of piggyback registration rights have requested to be included in such Shelf Registration (pro rata based upon the number of securities that each of them shall have requested to be included in such Shelf Registration) and (iii) third, and only if all the securities referred to in clause (ii) have been included, the number of securities that the Company and other holders have proposed to include in such Shelf Registration that, in the opinion of the managing underwriter or underwriters can be sold without having such adverse effect. To facilitate the allocation of shares in accordance with the above provisions, the Company or the managing underwriters may round the number of shares allocated to any Holder or other holder to the nearest 100 shares. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter or underwriters. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.
          (h) In the event any Holder requests to participate in a Shelf Registration pursuant to this Section 5 in connection with a distribution of Registrable Securities to its partners or members, the Shelf Registration shall in the event such distribution and subsequent resale is permitted by applicable law provide for resale by such partners or members, if requested by such Holder.
          (i) The Investors shall have the right to have any registration initiated by them under Section 5(a) terminated or withdrawn prior to the effectiveness thereof; provided, however, that the Investors shall pay all Selling Expenses incurred by them in connection therewith and, unless such termination or withdrawal was effected by the Investors primarily as a result of the Company taking, or failing to take, any action that would be reasonably expected to cause the Investors to effect such termination or withdrawal under this Section 5(i), shall promptly reimburse to the Company any Registration Expenses incurred by the Company in connection therewith. If the Investors cause a registration to be terminated or withdrawn in accordance with this Section 5(i), they shall again be entitled to exercise their demand rights pursuant to Section 5(a).
     SECTION 6. Company Registration.
          (a) Notice of Registration. If at any time or from time to time until the fourth anniversary of the date of this Agreement, the Company shall determine to file a registration statement for an underwritten public offering of its equity securities (for the avoidance of doubt, the following will not apply to any registration statement filed on a Form S-4, Form S-8 or any successor forms), the Company will:

               (i) promptly give to each Holder written notice thereof; and
               (ii) subject to Section 6(b) below, include in such registration (and any related qualification under blue sky laws or other compliance) all the Registrable Securities specified in a written request or requests made within 7 days after receipt of such written notice from the Company by any Holder.
          (b) Underwriting. The right of any Holder to registration pursuant to this Section 6 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. Each Holder proposing to distribute its securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into and perform such Holder’s obligations under an underwriting agreement with the managing underwriter selected for such underwriting by the Company or by the stockholders of the Company who have the right to select the underwriters (such underwriting agreement to be in the form negotiated by the Company or such stockholders, as the case may be). Notwithstanding any other provision of this Section 6, if the managing underwriter or underwriters of a proposed underwritten offering with respect to which Holders of Registrable Securities have exercised their piggyback registration rights advise the Board of Directors of the Company that in its or their opinion the number of Registrable Securities requested to be included in the offering thereby and all other securities proposed to be sold in the offering exceeds the number which can be sold in such underwritten offering in light of market conditions the Registrable Securities and such other securities to be included in such underwritten offering shall be allocated, (i) first, (x) in the event such offering was initiated by the Company, up to the total number of securities that the Company has requested to be included in such registration and (y) in the event such offering was initiated by the holders of securities (other than the Holders) who have exercised their demand registration rights, up to the total number of securities that such holders of such securities have requested to be included in such offering (pro rata based upon the number of securities that each of them shall have requested to be included in such offering), (ii) second, and only if all the securities referred to in clause (i) have been included, up to the total number of securities that the Holders that have requested to be included in such offering (pro rata based upon the number of securities that each of them shall have requested to be included in such offering) and (iii) third, and only if all the securities referred to in clause (ii) have been included, all other securities proposed to be included in such offering that, in the opinion of the managing underwriter or underwriters can be sold without having such adverse effect. To facilitate the allocation of shares in accordance with the above provisions, the Company or the managing underwriters may round the number of shares allocated to any Holder or other holder to the nearest 100 shares. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter or underwriters. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.
          (c) Right to Terminate Registration. The Company or the holders of securities who have caused a registration statement to be filed as contemplated by this Section 6, as the case may be, shall have the right to have any registration initiated by it or them under this Section 6 terminated or withdrawn prior to the effectiveness thereof, whether or not any Holder has elected to include securities in such registration; provided, however, that such Holder shall again be entitled to exercise its demand rights pursuant to this Section 6.
     SECTION 7. Limitations on Subsequent Registration Rights. From and after the date hereof, the Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities that conflict with the rights granted to the Holders herein, without the consent of Holders of at least a majority of the Registrable Securities.
     SECTION 8. Expenses of Registration. Except as provided in Section 5(i), all Registration Expenses incurred in connection with any registration pursuant to Sections 5 and 6 shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of the registered securities included in such registration pro rata on the basis of the number of shares so registered, except that the Company will pay the reasonable fees and expenses (not to exceed $25,000 in the aggregate) of one counsel to the Holders in connection with the exercise by the Holders of the demand registration rights pursuant to Section 5.
     SECTION 9. Registration Procedures. In the case of each registration effected by the Company pursuant to Sections 5 and 6, the Company will keep each Holder participating in such registration reasonably informed as to the status thereof and, at its expense, the Company will:
          (a) prepare and file with the Commission a registration statement with respect to such securities in accordance with the applicable provisions of this Agreement;
          (b) prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such registration statement and the prospectus used in connection with such registration statements as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement and as may be necessary to keep the registration statement continuously effective for the period set forth in this Agreement;
          (c) furnish to the Holders participating in such registration and to their legal counsel copies of the registration statement proposed to be filed, and provide such Holders and their legal counsel the reasonable opportunity to review and comment on such registration statement;
          (d) furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;
          (e) use reasonable best efforts to notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the Company’s knowledge of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and, subject to Section 9(j), at the request of any such Holder, prepare promptly and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchaser of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;
          (f) use reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;
          (g) make available for inspection by any Holder participating in such registration, any underwriter participating in any disposition pursuant to such registration, and any attorney or accountant retained by any such Holder or underwriter, all relevant financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers and directors to supply all information reasonably requested by any such Holder, underwriter, attorney or accountant in connection with such registration statement; provided, however, that such Holder or underwriter shall agree to hold in confidence and trust all information so provided pursuant to a confidentiality agreement in form and substance customary under the circumstances (such confidentiality agreement to include a provision that such Holder or underwriter, as the case may be, shall be responsible for any unauthorized disclosure by the attorneys or accountants of such Holder or underwriter unless such Holder did not use commercially reasonable efforts to cause such underwriter to execute such a confidentiality agreement);
          (h) in the event that the Registrable Securities are being offered in an underwritten public offering, enter into any perform its obligations under an underwriting agreement in accordance with the applicable provisions of this Agreement and participate and cooperate with the underwriters in connection with any road show or marketing activities customary for an underwritten public offering;
          (i) use reasonable best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the legal counsel representing the Company (which may be in-house counsel, if acceptable to the managing underwriters selected for such underwritten offering) for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and

          (j) notwithstanding any other provision of this Agreement, if the Board of Directors of the Company has determined in good faith that the disclosure necessary for continued use of the prospectus and registration statement by the Holders could be materially detrimental to the Company, the Company shall have the right not to file or not to cause the effectiveness of any registration covering any Registrable Securities and to suspend the use of the prospectus and the registration statement covering any Registrable Security for such period of time as its use would be materially detrimental to the Company by delivering written notice of such suspension to all Holders listed on the Company’s records; provided, however, that in any 12-month period the Company may exercise the right to such suspension not more than twice and for not more than an aggregate of 120 days. From and after the date of a notice of suspension under this Section 9(j), each Holder agrees not to use the prospectus or registration statement until the earlier of (1) notice from the Company that such suspension has been lifted or (2) the day following the 120th day of suspension within any 12-month period.
     SECTION 10. Indemnification.
          (a) The Company will, with respect to any Registrable Securities as to which registration or qualification or compliance under applicable “blue sky” laws has been effected pursuant to this Agreement, indemnify each Holder, each Holder’s current and former officers, directors, partners and members, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, and each underwriter thereof, if any, and each person who controls any such underwriter within the meaning of Section 15 of the Securities Act (collectively, the “Company Indemnified Parties”), against all expenses, claims, losses, damages and liabilities, joint or several, (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act, Exchange Act or state securities laws applicable to the Company in connection with any such registration, and the Company will reimburse each of the Company Indemnified Parties for any reasonable legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred. The indemnity agreement contained in this section shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable to a Holder in any such case for any such loss, claim, damage, liability or action (1) to the extent that it arises out of or is based upon a violation or alleged violation of any state or federal law (including any claim arising out of or based on any untrue statement or alleged untrue statement or omission or alleged omission in the registration statement or prospectus) which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of such Holder or (2) in the case of a sale directly by a Holder of Registrable Securities (including a sale of such Registrable Securities through any underwriter retained by such Holder engaging in a distribution solely on behalf of such Holder), such untrue statement or alleged untrue statement or omission or alleged omission was corrected in a final or amended prospectus, and such Holder failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Securities to the person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the Securities Act.
          (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration or qualification or compliance under applicable “blue sky” laws is being effected, indemnify, severally and not jointly, the Company, each of its directors, officers, partners and members, each underwriter, if any, of the Company’s securities covered by such a registration, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other Holder and each of such Holder’s officers, directors, partners and members and each person controlling such Holder within the meaning of Section 15 of the Securities Act (collectively, the “Holder Indemnified Parties”), against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by such Holder of any rule or regulation promulgated under the Securities Act, Exchange Act or state securities law applicable to such Holder and will reimburse each of the Holder Indemnified Parties for any reasonable legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein, provided, however, that in no event shall any indemnity under this subparagraph 10(b) payable by a Holder exceed the amount by which the net proceeds actually received by such Holder from the sale of Registrable Securities included in such registration exceeds the amount of any other losses, expenses, settlements, damages, claims and liabilities that such Holder has been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The indemnity agreement contained in this section shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the applicable Holder (which consent shall not be unreasonably withheld or delayed), nor shall the Holder be liable for any such loss, claim, damage, liability or action where such untrue statement or alleged untrue statement or omission or alleged omission was corrected in a final or amended prospectus, and the Company or the underwriters failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Securities to the person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the Securities Act
          (c) Each party entitled to indemnification under this Section 10 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed; it is understood and agreed that Hughes Hubbard & Reed LLP is reasonably acceptable to the Holders), and the Indemnified Party may participate in such defense at such party’s expense; provided, further, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to conflicting interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of its obligations under this Section 10 if, but only to the extent that, the failure to give such notice is materially prejudicial or harmful to an Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. The indemnity agreements contained in this Section 10 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.
          (d) If the indemnification provided for in this Section 10 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party, other than pursuant to its terms, with respect to any claim, loss, damage, liability or action referred to therein, then, subject to the limitations contained in Section 10(e), the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such claim, loss, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other in connection with the actions that resulted in such claims, loss, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact related to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 10(d) were based solely upon the number of entities from whom contribution was requested or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 10(d). In no event shall any Holder’s contribution obligation under this Section 10(d) exceed the amount of the net proceeds actually received by such Holder from the sale of Registrable Securities included in such registration.
          (e) No person guilty of fraudulent misrepresentation (within the meaning of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     SECTION 11. Information by Holders, Etc. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and their Affiliates, the Registrable Securities held by them and the distribution proposed by such Holder or Holders and their Affiliates as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement. It is understood and agreed that the obligations of the Company under Section 5 and Section 6 are conditioned on the timely provisions of the foregoing information by such Holder or Holders and, without limitation of the foregoing, will be conditioned on compliance by such Holder or Holders with the following:
          (a) such Holder or Holders will, and will cause their respective Affiliates to, cooperate with the Company in connection with the preparation of the applicable registration statement, and for so long as the Company is obligated to keep such registration statement effective, such Holder or Holders will and will cause their respective Affiliates to, provide to the Company, in writing and in a timely manner, for use in such registration statement (and expressly identified in writing as such), all information regarding themselves and their respective Affiliates and such other information as may be required by applicable law to enable the Company to prepare such registration statement and the related prospectus covering the applicable Registrable Securities owned by such Holder or Holders and to maintain the currency and effectiveness thereof;
          (b) during such time as such Holder or Holders and their respective Affiliates may be engaged in a distribution of the Registrable Securities, such Holder or Holders will, and they will cause their respective Affiliates to, comply with all laws applicable to such distribution, including Regulation M promulgated under the Exchange Act, and, to the extent required by such laws, will, and will cause their respective Affiliates to, among other things: (i) not engage in any stabilization activity in connection with the securities of the Company in contravention of such laws; (ii) distribute the Registrable Securities acquired by it solely in the manner described in the applicable registration statement; and (iii) if required by applicable law, cause to be furnished to each agent or broker-dealer to or through whom such Registrable Securities may be offered, or to the offeree if an offer is made directly by such Holder or Holders or their respective Affiliates, such copies of the applicable prospectus (as amended and supplemented to such date) and documents incorporated by reference therein as may be required by such agent, broker-dealer or offeree, provided, however, that the Company shall have provided such Holder or Holders with an adequate number of copies thereof;
          (c) such Holder or Holders shall, and they shall cause their respective Affiliates to, permit the Company and its representatives and agents to examine such documents and records and will supply in a timely manner any information as they may be reasonably request to provide in connection with the offering or other distribution of Registrable Securities by such Holder or Holders; and
          (d) on receipt of written notice from the Company of the happening of any of the events specified in Section 9(j), or that requires the suspension by such Holder or Holders and their respective Affiliates of the distribution of any of the Registrable Securities owned by such Holder or Holders, then such Holders shall, and they shall cause their respective Affiliates to, cease offering or distributing the Registrable Securities owned by such Holder or Holders until the offering and distribution of the Registrable Securities owned by such Holder or Holders may recommence in accordance with the terms hereof and applicable law.
     SECTION 12. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, the Company agrees that, for so long as a Holder owns Registrable Securities, the Company will use its reasonable best efforts to:
          (a) make and keep public information available, as those terms are understood and defined in Rule 144;
          (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
          (c) so long as a Holder owns any Restricted Securities, to furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.
     SECTION 13. Transfer of Registration Rights. The rights to cause the Company to register securities granted to a Holder under this Agreement may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by such party; provided, however, that (a) such transfer may otherwise be effected in accordance with applicable securities laws, (b) prior written notice of such assignment is given to the Company, (c) such transferee or assignee is (i) a general or limited partner or member of such Holder, (ii) a member of a limited liability company that is a general or limited partner or member of such Holder, (iii) any retired partner of any of the foregoing and (iv) any spouse, ancestor, lineal descendant or sibling of any of the foregoing who acquires Registrable Securities by gift, will or intestate succession, and (d) such transferee or assignee agrees in writing to be bound by, and subject to, this Agreement as a Holder pursuant to a written instrument in form and substance reasonably acceptable to the Company.
     SECTION 14. Termination of Rights. The rights of any particular Holder to cause the Company to register securities under Sections 5 and 6 shall terminate with respect to such Holder upon the date upon which all of such Holder’s shares are no longer Registrable Securities.
     SECTION 15. Miscellaneous.
          15.1. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 15.1, provided that receipt of copies of such counterparts is confirmed.

          15.2. Governing Law.
          (a) This Agreement and any disputes arising hereunder or controversies related hereto shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the State of New York that apply to contracts made and performed entirely within such state.
          (b) Any action, suit or other proceeding with respect to this Agreement and any matter arising out of or in connection with this Agreement shall be brought exclusively in the state courts sitting in the State of Delaware or federal courts sitting in the State of Delaware. By execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of such person’s property, generally and unconditionally, the sole and exclusive jurisdiction of the aforesaid courts and appellate courts thereof. Each party hereto irrevocably consents to service of process in any action, suit or other proceeding in any of the aforementioned courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 15.5. Each party hereto hereby irrevocably and unconditionally waives any objection which such person may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court that any such action, suit or other proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law. Notwithstanding anything in this Section 15.2(b) to the contrary, each party agrees that a final judgment in any such action, suit or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such person’s property, each such party hereto hereby irrevocably waives such immunity in respect of such person’s obligations with respect to this Agreement.
          (d) Waiver of Jury Trial. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
          15.3. Entire Agreement; No Third Party Beneficiary. This Agreement and the Related Agreements (as defined in the Purchase Agreement) contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement, including the letter of intent dated October 9, 2007 between the Company and TCV VI and the Confidentiality Letter dated

July 11, 2007 between the Company and TCMI, Inc. are merged in and are superseded and canceled by, this Agreement and the Related Agreements. Except as provided in Section 10, this Agreement is not intended to confer upon any person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.
          15.4. Expenses. Except as provided in Sections 5(i) and 8, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including accounting and legal fees shall be paid by the party incurring such expenses.
          15.5. Notices. All notices and other communications hereunder will be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express or facsimile (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile or like transmission, on the next business day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail.
If to the Company, to:
TheStreet.com, Inc.
14 Wall Street, 14th Floor
New York, NY 10005
Fax No.: (212) 321-5013
Attention: Chief Executive Officer
with a copy to:
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Fax No.: (212) 422-4726
Attention: Kenneth A. Lefkowitz
If to an Investor, to:
528 Ramona Street
Palo Alto, CA 94301
Fax No.: (650) 614-8222
Attention: Carla S. Newell

with a copy to:
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Fax No.: (650) 463-2600
Attention: Peter Kerman
          15.6. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.
          15.7. Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.
          15.8. Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Company and the holders of a majority of the Registrable Securities outstanding at the time of such amendment. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
          15.9. Interpretation; Absence of Presumption.
          (a) For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs in this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or” shall not be exclusive.
          (b) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
          15.10. Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.
          15.11. Rights of Holders. Each party to this Agreement shall have the absolute right to exercise or refrain from exercising any right or rights that such party may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such party shall not incur any liability to any other party or other Holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.
[The next page is the signature page]

     IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first above written.

THE STREET.COM, INC.

By:

	Name:	Thomas J. Clarke, Jr.
	Title:	Chairman of the Board and Chief Executive Officer

TCV VI, L.P.
By: Technology Crossover Management VI, L.L.C.
Its: General Partner

By:

	Name:	Robert Bensky
	Title:	Attorney-in-Fact

TCV MEMBER FUND, L.P.
By: Technology Crossover Management VI, L.L.C.
Its: General Partner

By:

	Name:	Robert Bensky
	Title:	Attorney-in-Fact